Exhibit 10.26
Summary of Directors’ and Named Executive Officers’ Compensation
Compensation of Non-Employee Directors
On July 21, 2005, upon recommendation of the Compensation Committee of the Board of Directors, the Board approved changes in fees payable to non-employee directors for their service on the Board. These changes were made retroactive to May 5, 2005, the date of the annual Board meeting in 2005. For service on the Board, non-employee directors receive an annual retainer of $16,000. The non-employee Chairman of the Board receives an additional annual retainer of $24,000, and the Chairmen of the Audit, Compensation, Corporate Governance and Investment Committees of the Board receive additional annual retainers of $10,000, $8,000, $6,000 and $6,000, respectively. In addition to these annual retainers, Board members receive a fee of $1,000 for attendance at each Board meeting and a fee of $750 for attendance at each committee meeting.
Pursuant to the Company’s 1995 Long-Term Incentive Compensation Plan (the “1995 Plan”), the Board was permitted to make grants and awards under the 1995 Plan to non-employee directors from time to time through October 14, 2005, the last date on which any awards are permitted to have been granted under the 1995 Plan. The material provisions of the 1995 Plan are summarized in, and a copy of the 1995 Plan is attached to, the Proxy Statement of the Company, filed with the SEC on March 22, 2002. Such summary and exhibit are incorporated herein by reference. In July 2003, the Board adopted a policy regarding stock option grants to directors, pursuant to which 5,000 non-qualified stock options are granted each year to each of the non-employee directors, unless otherwise determined by the Board. On October 10, 2005, the Chairman of the Board of Directors received 10,000 options, and each other non-employee director received 5,000 options, under the 1995 Plan. These option grants were made with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, were immediately exercisable, and remain outstanding for a period of ten years.
Compensation of Named Executive Officers
Base Salary
In 2005, the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 2005 (the “Named Executive Officers”) earned the base salary set forth opposite his or her name:

Name	Title	2005 Salary
Mark B. Peterson	CEO and President	$312,393	(1)
Richard A. Bair, Jr.	EVP, Engineering	$171,761
Carol M. Franklin	EVP, Research and Development	$188,212	(2)
Samuel C. Knoch	CFO and Treasurer	$197,091
Gregory B. Quiggle	EVP, Marketing	$239,393

(1)	Mr. Peterson’s base salary is established in his employment agreement (described more particularly below) at $315,000, and was made retroactive to January 17, 2005, the date he was appointed Chief Executive Officer.

(2)	Ms. Franklin’s salary for 2005 reflects a 10% increase, which was approved by the Compensation Committee of the Board of Directors and made effective November 8, 2005, in connection with Ms. Franklin’s assumption of an assignment at the Company’s Sarasota offices. The increase will remain in effect for the duration of the assignment.
On January 27, 2006, the Compensation Committee of the Board of Directors approved a three percent (3%) increase in the base salaries of the executive officers reporting directly to Mr. Peterson, including Ms. Franklin and Messrs. Bair, Knoch and Quiggle, effective as of January 1, 2006.
Bonus
Each of the Named Executive Officers is eligible to participate in the Company’s Management Incentive Compensation Plan (the “MICP”). A description of the MICP is provided in the Company’s Proxy Statement filed with the SEC on March 8, 2005, and is incorporated herein by reference.
In addition, Ms. Franklin may be entitled to receive up to a total of $10,000 in additional performance-based bonus payments pursuant to the compensation arrangement approved by the Compensation Committee of the Board of Directors in connection with Ms. Franklin’s assignment to the Company’s Sarasota, Florida facility.

Long-Term Incentive Compensation
In addition to the foregoing compensation, prior to October 15, 2005, each of the Named Executive Officers was eligible to receive grants under the Company’s 1995 Plan. From and after October 15, 2005, by its terms, awards were no longer permitted to be granted under the 1995 Plan. In 2005, the Named Executive Officers received option grants under the 1995 Plan with respect to the number of underlying securities set forth opposite his or her name, below:

Number of Securities
Underlying Options
Name	Title	Granted
Mark B. Peterson	CEO and President	50,000 (1) 27,250 (2)
Richard A. Bair	EVP, Engineering	10,000 (2)
Carol M. Franklin	EVP, Research and Development	13,760 (2)
Samuel C. Knoch	CFO and Treasurer	13,760 (2)
Gregory B. Quiggle	EVP, Marketing	15,864 (2)

(1)	These option grants were made with an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant, are exercisable in equal installments on July 21, 2005, July 21, 2006 and July 21, 2007, and remain outstanding for a period of ten years.

(2)	These option grants were made with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, are exercisable in equal installments on October 10, 2005, October 10, 2006 and October 10, 2007, and remain outstanding for a period of ten years.
Employment Agreement
The Company is party to an employment agreement with its Chief Executive Officer and President, Mark B. Peterson. A description of Mr. Peterson’s employment agreement is included in, and a copy of Mr. Peterson’s employment agreement is attached to, the Current Report on Form 8-K/A filed by the Company on June 2, 2005. Such description and exhibit are incorporated herein by reference. The Company has not entered into employment agreements with any of its other Named Executive Officers, who are employed on an at-will basis.
Change-in-Control Agreements
Each of Mr. Bair, Ms. Franklin, Mr. Knoch and Mr. Quiggle is party to a change in control agreement, which provides that the executive is entitled to receive certain payments under certain circumstances in connection with a “change in control” (as defined in the agreement). Copies of the form of change in control agreement and the related extension and amendment to which each of Mr. Bair, Ms. Franklin, Mr. Knoch and Mr. Quiggle is party are filed with this Annual Report on Form 10-K as Exhibits 10.6 and 10.7, respectively. Each of the aforementioned exhibits is incorporated herein by reference.
Employee Benefit Plans
The Company also has adopted certain broad-based employee benefit plans for all employees. Senior executives such as the Named Executive Officers are permitted to participate in these plans on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations and the amount that may be contributed or the benefits that may be payable under the plans. These plans include such customary employee benefit plans as medical insurance, life insurance, and a 401(k) plan.